1 Zebra Technologies Corporation Accounting Restatement Clawback Policy 1. Purpose. The purpose of the Zebra Technologies Corporation (“Zebra”) Accounting Restatement Clawback Policy (this “Policy”) is to enable Zebra to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that Zebra is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Rule 5608 of the Nasdaq listing rules (“Listing Rules”) and any other regulations adopted by the U.S. Securities and Exchange Commission or Nasdaq as well as any other applicable law (collectively, “Applicable Laws”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Exhibit 1. 2. Administration. This Policy shall be administered by the Compensation Committee of the Board of Directors of Zebra (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under Applicable Laws and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including Zebra, its affiliates, its stockholders and Covered Executive Officers, and need not be uniform with respect to each person covered by this Policy. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board as well as consultants and counsel, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of Applicable Laws, the Committee may authorize and empower any officer or employee of Zebra to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Committee with respect to a Covered Executive Officer under this Policy in no way limits the Committee’s decision to act or not to act with respect to any other Covered Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights Zebra may have against any Covered Executive Officer other than as set forth in this Policy. 3. Application of this Policy. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Covered Executive Officer; (b) who served as a Covered Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while Zebra had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial

2 Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition. 4. Recovery of Erroneously Awarded Compensation. In the event of an Accounting Restatement, Zebra must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy. Zebra’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Committee in its sole and absolute discretion, to the extent permitted under the Applicable Laws and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. Recovery may include, without limitation, (i) reimbursement of all or a portion of any incentive compensation award, (ii) cancellation of incentive compensation awards and (iii) any other method authorized by applicable law or contract. Zebra is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: a. The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching such conclusion, the Committee must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq; b. Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching such conclusion, the Committee must obtain an opinion of home country counsel, acceptable to Nasdaq that recovery would result in such a violation, and must provide such opinion to Nasdaq; or c. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Zebra, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code. 5. Prohibition on Indemnification and Insurance Reimbursement. Zebra is prohibited from indemnifying any Covered Executive Officer against the loss of any Erroneously Awarded Compensation. Further, Zebra is prohibited from paying or reimbursing a Covered Executive Officer for the cost of purchasing insurance to cover any such loss. Zebra is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive Officer.

3 6. Required Policy-Related Disclosure and Filings. Zebra shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments hereto shall be posted on Zebra’s website and filed as an exhibit to Zebra’s annual report on Form 10-K. 7. Amendment; Termination. The Committee may amend this Policy from time to time in its sole and absolute discretion within the Listing Rules and shall amend this Policy as it deems necessary to reflect the Listing Rules or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Committee may terminate this Policy at any time; provided, that the termination of this Policy would not cause Zebra to violate any federal securities laws, rules promulgated by the U.S. Securities and Exchange Commission or the Listing Rules. 8. Other Recovery Obligations. The Committee intends that this Policy shall be applied to the fullest extent of the law. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that Zebra already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive Officer will be credited to any recovery required under this Policy in respect of such Covered Executive Officer. 9. Effective Date. This Policy shall be effective as of October 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executive Officers on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to the Effective Date. This Policy shall not limit the rights of Zebra to take any other actions or pursue other remedies that Zebra may deem appropriate under the circumstances and under applicable law, in each case, to the extent permitted under Applicable Laws and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. This Policy is binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives. As adopted by the Compensation Committee and approved by the Board on November 3, 2023

4 Exhibit 1 Definitions Definitions. As used in this Policy, the following capitalized terms shall have the meanings set forth below. “Accounting Restatement” means an accounting restatement of Zebra’s financial statements due to Zebra’s material noncompliance with any financial reporting requirement under the Exchange Act, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement). “Accounting Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of Zebra authorized to take such action if the Board’s action is not required, concludes, or reasonably should have concluded, that Zebra is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs Zebra to prepare an Accounting Restatement. “Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in Zebra’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). “Board” means the board of directors of Zebra. “Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation. “Covered Executive Officer” means an individual who is currently or previously served as Zebra’s principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), vice president of Zebra in charge of a principal business unit, division, or function (such as sales, administration, or finance), an officer who performs (or performed) a policy- making function, or any other person who performs (or performed) similar policy- making functions for Zebra or is otherwise determined to be an executive officer of Zebra pursuant to Item 401(b) of Regulation S-K. An executive officer of Zebra’s

5 parent or subsidiary is deemed a “Covered Executive Officer” if the executive officer performs (or performed) such policy- making functions for Zebra. “Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had such compensation been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received and (ii) Zebra must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq. “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing Zebra’s financial statements and any measure that is derived wholly or in part from revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share (e.g., for registered investment companies and business development companies that are subject to the rule); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales are subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where Zebra’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure is not required to be presented within Zebra’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in Zebra’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.